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                                                                    Exhibit 23.1

                       Independent Accountants' Consent
                       --------------------------------



The Board of Directors and Stockholders
Stillwater Mining Company:

We consent to incorporation by reference in the registration statements (Nos. 333-12455, 333-12419 and 333-58251) on Form S-3 and in the registration statements (Nos. 33-97358 and 333-70861) on Form S-8 of Stillwater Mining Company of our report dated June 16, 2000, relating to the statement of net assets available for benefits of the Stillwater Mining Company, Bargaining Unit, 401(k) Plan and Trust as of December 31, 1999 and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 1999 report on Form 11-K of Stillwater Mining Company.


/s/ KPMG LLP


Billings, Montana
June 28, 2000